Exhibit 10.1

THIS ADVISOR AGREEMENT (the “Agreement”) is made and entered into as of August 23, 2022 (the “Effective Date”), by and between Airbnb, Inc., a Delaware corporation (the “Company”), and Joe Gebbia, an individual (the “Advisor”).

1.Services. For the term of this Agreement, the Advisor shall render advice and other services reasonably requested by management of the Company (the “Board”) from time to time (the “Advisor Services”).

2.Compensation.

2.1Cash Compensation and Equity Awards. The Advisor’s sole compensation for the Advisor Services shall be a cash payment of $3,333 per month during the term of the Agreement, the continued vesting of the restricted stock units and stock options set forth on the table on Exhibit A that have a checkmark under the column “Vesting Eligible” and, to the extent vested, the continued exercisability of the stock options to the extent set forth on the table on Exhibit A. The portion of the restricted stock units and stock options set forth on the table on Exhibit A that have a checkmark under the column “Forfeit Unvested” that are unvested as of the Effective Date, as identified for each such award in the column titled “Unvested Shares”, shall be forfeited as of the Effective Date. The agreements evidencing the Advisor’s restricted stock units and stock options shall be deemed amended to the extent necessary to reflect the preceding sentence. The Advisor’s existing restricted stock units and outstanding options to purchase shares of the Company’s Class A common stock otherwise shall remain subject to the terms and conditions of the equity plan pursuant to which they were granted and the agreements evidencing such RSUs and options (as modified by this Section 2.1).

2.2Expenses. The Company shall reimburse the Advisor for all reasonable and documented travel and other out-of-pocket expenses incurred in connection with the rendering of any Advisor Services in accordance with the Company’s policies, as in effect from time to time.

3.Independent Contractor Relationship. The Advisor’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employee relationship. The Advisor is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. The Advisor is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of the Advisor’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to the Advisor by filing Form 1099-NEC with the Internal Revenue Service as required by law and/or make such other reports as deemed necessary or appropriate by the Company under applicable laws.

4.Confidential Information.

4.1Definition of Confidential Information. “Confidential Information” as used in this Agreement shall mean any and all confidential and proprietary information of the Company including, without limitation, technical and non-technical information related to the current, future and proposed products and services of the Company, its suppliers and customers, and information of the Company concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to the Company or the Advisor in the course of the Company’s business.
4.2Nondisclosure and Nonuse Obligations. The Advisor will use the Confidential Information solely to perform the Advisor Services for the benefit of the Company and for no other purpose, and the Advisor will not disclose the Confidential Information to any other person. The Advisor agrees that the Advisor shall treat all Confidential Information of the Company with the same degree of care as the Advisor accords to the Advisor’s own Confidential Information, and the Advisor represents that the Advisor exercises reasonable care to protect the Advisor’s own Confidential Information. The Advisor will immediately give notice to the Company of any unauthorized use or disclosure by or through the Advisor, or of which the Advisor becomes aware, of the Confidential Information. The Advisor agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

4.3Exclusions from Nondisclosure and Nonuse Obligations. The Advisor’s obligations under Section 4.2 with respect to any portion of Confidential Information shall not apply to any information that (i) was in the public domain at or subsequent to the time it was communicated to the Advisor by the Company or a Company authorized person through no fault of the Advisor, (ii) was rightfully in the Advisor’s possession free of any obligation of confidence at or subsequent to the time it was communicated to the Advisor by the Company or a Company authorized person, (iii) was developed by the Advisor independently of and without reference to any information communicated to the Advisor by the Company or a Company authorized person, or (iv) is being disclosed by the Advisor in response to a valid order by a court or other governmental body, or otherwise as required by law, provided that the Advisor provides prior written notice of such required disclosure to the Company and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

4.4Disclosure of Third-Party Information. Neither party shall communicate any information to the other in violation of the proprietary rights of any third party.

4.5Defend Trade Secrets Act Notice of Immunity Rights. The Advisor acknowledges that the Company has provided the Advisor with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) the Advisor shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) the Advisor shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if the Advisor files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Advisor may disclose the Confidential Information to the Advisor’s attorney and use the Confidential Information in the court proceeding, if the Advisor files any document containing the Confidential Information under seal, and does not disclose the Confidential Information, except pursuant to court order.

4.6Return of the Company’s Property. All materials (including, without limitation, documents, plans, drawings, models, sketches, designs and software programs)

furnished to the Advisor by the Company in his capacity an Advisor (not in his capacity as a member of the Board of Directors), whether delivered to the Advisor by the Company or made by the Advisor in the performance of services under this Agreement (“Company Property”) are the sole and exclusive property of the Company. The Advisor agrees to promptly deliver the original and any copies of Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, the Advisor agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of Company Property. The Advisor agrees to certify in writing that the Advisor has so returned or destroyed all such Company Property.
5.No Conflict of Interest. During the term of this Agreement, Advisor agrees that prior to performing any services for or otherwise participating in a company developing or commercializing new services, methods or products that may be competitive with the Company, the Advisor shall first notify the Company in writing. It is understood that in such event, the Company will review whether the Advisor’s activities are consistent with Advisor remaining an advisor to the Company. The Advisor represents that nothing in this Agreement conflicts with the Advisor’s obligations to the Advisor’s current affiliates or would otherwise prevent the Advisor from performing its obligations under this Agreement.
6.Term and Termination.

6.1Term. The initial term of this begins on the Effective Date set forth above and continues until August 23, 2023 (the “Term”) and is subject to renewal at the end of the Term.

6.2Termination. Either party may terminate this Agreement with thirty
(30) days prior written notice to the other party, or such shorter period as the parties may agree.

6.3Survival. The rights and obligations contained in Sections 4, 5, 6.3 and 7 will survive any termination of this Agreement.

7.Miscellaneous.

7.1Successors and Assigns. Due to the personal nature of the Advisor Services to be rendered by the Advisor, the Advisor may not assign the Advisor’s rights and obligations under this Agreement, in whole or in part, without the prior written consent of the Company. The Company may assign its rights and obligations under this Agreement, in whole or in part, without the consent of the Advisor. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

7.2Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:
(a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by facsimile transmission or e-mail upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page hereto or such other address as either party may specify in writing.
7.3Governing Law. This Agreement shall be governed in all respects by the laws of the State of California without reference to rules of conflicts of law.

7.4Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

7.5Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by such other party.

7.6Entire Agreement. This Agreement, the agreements evidencing the Advisor’s RSUs and options, that certain Voting Agreement, dated December 4, 2020, that certain Nominating Agreement, dated November 27, 2020, and that certain Indemnification Agreement, dated December 5, 2020, constitute the entire agreement between the parties relating to this subject matter and supersedes all prior and contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Advisor Services and other services undertaken by the Advisor for the Company. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Advisor Agreement as of the date first written above.

AIRBNB, INC.

By:    /s/ Dave Stephenson
Name: Dave Stephenson
Title: Chief Financial Officer

ADVISOR:

By:    /s/ Joe Gebbia
Name: Joe Gebbia
Email: ***